Exhibit 99.1

Abbott Reports Second-Quarter 2014 Results

– Second-Quarter Ongoing EPS of $0.54, Above Previous Guidance Range and Representing Double-Digit Earnings-Per-Share Growth –

– GAAP EPS from Continuing Operations of $0.30 –

– Raises Full-Year 2014 EPS Guidance Range  –

– Continues to Shape Abbott for Long-Term Growth with Agreements to Acquire
CFR Pharmaceuticals and Veropharm, and to Sell its Developed Markets Branded Generics Pharmaceuticals Business to Mylan  –

Abbott Contacts: Financial: Brian Yoor (847) 937-6343 Tina Ventura (847) 935-9390 Scott Leinenweber (847) 935-1898 Media: Scott Stoffel (847) 936-9502 Angela Duff (847) 938-6894	ABBOTT PARK, Ill., July 16, 2014 — Abbott today announced financial results for the second quarter ended June 30, 2014.

•      Ongoing diluted EPS was $0.54 in the second quarter, representing growth of 17.4 percent and above the previous guidance range of $0.50 to $0.52; reported diluted EPS from continuing operations under GAAP was $0.30.

•      Abbott is raising its full-year 2014 ongoing EPS guidance to $2.19 to $2.29 from $2.16 to $2.26, reflecting double-digit growth at the mid-point of the range. Projected full-year 2014 EPS from continuing operations under GAAP is $1.16 to $1.26. Guidance for both ongoing and GAAP EPS from continuing operations includes the developed markets branded generics pharmaceuticals business, which is expected to be reported as discontinued operations starting in the third quarter of 2014.

• Second-quarter worldwide sales increased 3.0 percent on an operational basis and 1.9 percent on a reported basis, including an unfavorable 1.1 percent effect of foreign exchange.

•      On July 14, 2014, Abbott announced that it will sell its developed markets branded generics pharmaceuticals business to Mylan. This transaction is expected to positively impact Abbott’s 2015 sales and earnings-per-share growth rates as the company focuses its branded generics pharmaceuticals business on emerging markets.

•      In the second quarter, Abbott announced agreements to acquire Latin American pharmaceutical company, CFR Pharmaceuticals and Russian pharmaceutical company, Veropharm. CFR Pharmaceuticals will more than double Abbott’s branded generics presence in Latin America. Through the acquisition of Veropharm, Abbott will immediately establish a larger footprint and manufacturing presence in Russia.

•      On July 10, 2014, Abbott and Fonterra announced a strategic alliance to develop a proposed dairy farm hub in China, establishing direct ownership and operation of dairies and production of milk in China.

“We’re ahead of our expectations through the first half of the year and are raising our EPS guidance range as we continue to shape the company for long-term growth,” said Miles D. White, chairman and chief executive officer, Abbott.

Second-Quarter Business Overview

Following are sales by business segment and commentary for the second quarter and first half of the year:

Total Company

($ in millions)

				% Change vs. 2Q13
	Sales 2Q14				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total *	1,561	3,990	5,551	0.1	4.2	2.7	3.0	1.9
Nutrition	724	1,007	1,731	1.4	4.4	1.7	3.1	1.6
Diagnostics	325	864	1,189	7.2	4.9	3.9	5.5	4.8
Established Pharmaceuticals	—	1,216	1,216	n/a	2.3	(0.1)	2.3	(0.1)
Medical Devices	490	883	1,373	(5.4)	4.7	5.3	0.8	1.2

* Total Abbott Sales include Other Sales of $42 million.

				% Change vs. 1H13
	Sales 1H14				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total *	3,050	7,745	10,795	(1.4)	3.0	0.2	1.8	(0.3)
Nutrition	1,413	1,949	3,362	(1.3)	2.2	(1.1)	0.7	(1.2)
Diagnostics	635	1,671	2,306	6.6	4.8	2.7	5.3	3.7
Established Pharmaceuticals	—	2,367	2,367	n/a	0.8	(3.4)	0.8	(3.4)
Medical Devices	958	1,727	2,685	(6.1)	4.7	3.8	0.6	—

* Total Abbott Sales include Other Sales of $75 million.

n/a = Not Applicable.

Note: Operational growth reflects percentage change over the prior year excluding the impact of exchange rates.

Second-quarter 2014 worldwide sales of $5.6 billion increased 3.0 percent on an operational basis, representing sequential improvement versus the first quarter, and Abbott is on track for sales growth acceleration in the second half of 2014. Sales increased 1.9 percent on a reported basis, including an unfavorable 1.1 percent effect of foreign exchange.

International sales, which comprise more than 70 percent of total Abbott sales, increased 4.2 percent on an operational basis and 2.7 percent on a reported basis in the second quarter.

Sales in emerging markets, which comprise more than 40 percent of total Abbott sales, increased 7.7 percent on an operational basis and 4.1 percent on a reported basis in the second quarter. The August 2013 sales disruption in International Nutrition is estimated to have reduced Abbott’s sales growth in emerging markets by approximately 1.8 percentage points.

Abbott launched several new products in the second quarter. Highlights include the TECNIS® Symfony extended range of vision intraocular lens (IOL) in Europe and a new diabetes test on the ARCHITECT platform in the U.S. In addition, in its Nutrition business, Abbott opened two new manufacturing facilities and launched several new products to meet increasing global demand for pediatric and adult nutrition.

Nutrition

($ in millions)

				% Change vs. 2Q13
	Sales 2Q14				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total	724	1,007	1,731	1.4	4.4	1.7	3.1	1.6
Pediatric	391	572	963	2.1	0.5	(2.2)	1.1	(0.5)
Adult	333	435	768	0.6	10.0	7.5	5.7	4.4

				% Change vs. 1H13
	Sales 1H14				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total	1,413	1,949	3,362	(1.3)	2.2	(1.1)	0.7	(1.2)
Pediatric	756	1,116	1,872	(1.6)	(3.7)	(6.5)	(2.8)	(4.5)
Adult	657	833	1,490	(1.1)	11.1	7.1	5.5	3.3

Worldwide Nutrition sales increased 3.1 percent in the second quarter on an operational basis and 1.6 percent on a reported basis, including an unfavorable 1.5 percent effect of foreign exchange. This business continues to expect full-year operating margin expansion.

Worldwide Pediatric Nutrition sales increased 1.1 percent on an operational basis and decreased 0.5 percent on a reported basis in the quarter, including an unfavorable 1.6 percent effect of foreign exchange. The August 2013 sales disruption in International Nutrition is estimated to have impacted the year-over-year sales growth comparison in International Pediatric Nutrition by approximately $40 million in the second quarter. Abbott is recapturing share in the affected markets, launched several new Pediatric Nutrition products during the quarter and opened a new state-of-the-art nutrition manufacturing plant in China. This plant will manufacture new Similac® QINTITM infant formula in Abbott’s innovative packaging.

Worldwide Adult Nutrition sales increased 5.7 percent on an operational basis and 4.4 percent on a reported basis in the quarter, including an unfavorable 1.3 percent effect of foreign exchange. Sales growth in the quarter was led by strong growth of Ensure® and double-digit growth in emerging markets. Abbott continues to shape and grow priority international markets as it launches new products in 2014, including the recent launch of a new adult brand, EnevoTM, in Japan, Abbott’s largest adult nutrition market outside of the U.S. Abbott also opened a new liquid nutrition manufacturing plant in the U.S. during the second quarter to meet increasing global demand for its adult nutrition brands.

On July 10, 2014, Abbott and Fonterra announced a strategic alliance to develop a proposed dairy farm hub in China. The strategic alliance will establish direct ownership and operation of dairies and production of milk in China. This alliance will leverage Fonterra’s expertise in dairy nutrition and farming in China and Abbott’s continued commitment to business development in China.

Diagnostics

($ in millions)

				% Change vs. 2Q13
	Sales 2Q14				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total	325	864	1,189	7.2	4.9	3.9	5.5	4.8
Core Laboratory	189	779	968	11.3	5.8	4.5	6.8	5.8
Molecular	52	64	116	0.5	(5.3)	(4.0)	(2.8)	(2.1)
Point of Care	84	21	105	3.0	7.1	6.4	3.8	3.7

				% Change vs. 1H13
	Sales 1H14				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total	635	1,671	2,306	6.6	4.8	2.7	5.3	3.7
Core Laboratory	371	1,502	1,873	11.1	4.9	2.5	6.0	4.1
Molecular	98	129	227	(1.2)	3.0	2.9	1.2	1.1
Point of Care	166	40	206	2.0	8.5	7.0	3.3	3.0

Worldwide Diagnostics sales increased 5.5 percent in the second quarter on an operational basis and 4.8 percent on a reported basis, including an unfavorable 0.7 percent effect of foreign exchange. This business continues to invest in the development of several next-generation diagnostic platforms across all of its business units that are designed to positively impact patient care, improve service to customers, enhance laboratory productivity and reduce costs.

Core Laboratory Diagnostics sales increased 6.8 percent in the quarter on an operational basis and 5.8 percent on a reported basis, including an unfavorable 1.0 percent effect of foreign exchange. U.S. sales growth of 11.3 percent was primarily driven by continued market share gains as customers select Abbott’s integrated and flexible solutions to manage large testing volumes and increase operational efficiencies. International sales growth of 5.8 percent on an operational basis was driven by continued strong growth in emerging markets. Also in the second quarter, Abbott launched a new test on its ARCHITECT platform in the U.S. to quickly and accurately diagnose, monitor and identify people at risk for diabetes.

Molecular Diagnostics sales decreased 2.8 percent in the quarter on an operational basis, impacted by the timing of tenders in the infectious disease business in several emerging markets, which are expected to drive higher growth in the second half of 2014. Sales decreased 2.1 percent on a reported basis, including a favorable 0.7 percent effect of foreign exchange.

Established Pharmaceuticals

($ in millions)

				% Change vs. 2Q13
	Sales 2Q14				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total	—	1,216	1,216	n/a	2.3	(0.1)	2.3	(0.1)
Developed and Other Markets	—	600	600	n/a	(4.7)	(4.4)	(4.7)	(4.4)
Key Emerging Markets	—	616	616	n/a	9.7	4.4	9.7	4.4

				% Change vs. 1H13
	Sales 1H14				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total	—	2,367	2,367	n/a	0.8	(3.4)	0.8	(3.4)
Developed and Other Markets	—	1,220	1,220	n/a	(3.1)	(4.3)	(3.1)	(4.3)
Key Emerging Markets	—	1,147	1,147	n/a	5.0	(2.4)	5.0	(2.4)

n/a = Not Applicable.

Established Pharmaceuticals sales increased 2.3 percent in the second quarter on an operational basis, representing sequential improvement versus the first quarter. Sales decreased 0.1 percent on a reported basis, including an unfavorable 2.4 percent effect of foreign exchange.

Developed and Other Markets include developed markets, such as Western Europe and Japan, and other emerging markets globally. Sales in these geographies were in line with expectations and decreased 4.7 percent in the quarter on an operational basis and 4.4 percent on a reported basis, including a favorable 0.3 percent effect of foreign exchange.

Key Emerging Markets include India, Russia, Brazil and China, along with 10 additional emerging markets that represent the most attractive long-term growth opportunities for Abbott’s branded generics product portfolio. Sales in these geographies increased 9.7 percent on an operational basis in the quarter driven by double-digit sales growth in India, Brazil and China. Sales increased 4.4 percent on a reported basis, including an unfavorable 5.3 percent effect of foreign exchange. Based upon current exchange rates, this business would have an improved comparison from the impact of foreign exchange in Key Emerging Markets in the second half of 2014.

Abbott announced several transactions in the quarter in its Established Pharmaceuticals business to continue to shape Abbott for long-term growth. On July 14, 2014, Abbott announced that it will sell its developed markets branded generics pharmaceuticals business to Mylan. This transaction is expected to positively impact Abbott’s 2015 sales and earnings-per-share growth rates as the company focuses its branded generics pharmaceuticals business entirely on emerging markets. The transaction is expected to close in the first quarter of 2015.

Abbott also announced two acquisitions in the quarter in its Established Pharmaceuticals business. On May 16, 2014, Abbott announced an agreement to acquire Latin American pharmaceutical company CFR Pharmaceuticals. This acquisition more than doubles Abbott’s branded generics presence in Latin America and immediately establishes Abbott among the top 10 pharmaceutical companies in the region. Abbott expects to complete the acquisition of CFR Pharmaceuticals by the end of the third quarter of 2014. Additionally, on June 23, 2014, Abbott announced an agreement to acquire Veropharm, a leading Russian pharmaceutical company, which would allow Abbott to immediately establish a larger footprint and manufacturing presence in Russia. Abbott expects to complete the acquisition of Veropharm in the fourth quarter of 2014.

Medical Devices

($ in millions)

				% Change vs. 2Q13
	Sales 2Q14				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total	490	883	1,373	(5.4)	4.7	5.3	0.8	1.2
Vascular	281	484	765	(1.9)	3.4	4.3	1.4	1.9
Diabetes Care	98	196	294	(27.3)	2.0	2.5	(10.1)	(9.8)
Medical Optics	111	203	314	14.5	10.9	10.9	12.2	12.2

Vascular Product Lines:
DES/BVS(a)	110	260	370	(13.8)	(0.5)	(0.5)	(4.9)	(4.9)
Other Coronary Products(b)	50	100	150	0.8	3.0	4.2	2.2	3.1
Endovascular(c)	68	68	136	9.8	17.1	19.1	13.3	14.2

				% Change vs. 1H13
	Sales 1H14				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total	958	1,727	2,685	(6.1)	4.7	3.8	0.6	—
Vascular	546	957	1,503	(2.7)	3.6	2.8	1.2	0.7
Diabetes Care	195	382	577	(27.4)	2.9	2.3	(9.8)	(10.1)
Medical Optics	217	388	605	14.3	9.5	7.7	11.1	9.9

Vascular Product Lines:
DES/BVS(a)	221	517	738	(13.0)	0.9	(1.0)	(3.7)	(4.9)
Other Coronary Products(b)	98	197	295	1.7	0.7	0.7	1.0	1.0
Endovascular(c)	127	130	257	4.8	15.3	16.1	9.8	10.2

(a) Includes drug-eluting stents and bioresorbable vascular scaffold (BVS) product portfolio.

(b) Includes guide wires, balloon catheters and other coronary products.

(c) Includes vessel closure, carotid stents and other peripheral products.

Worldwide Medical Devices sales increased 0.8 percent in the second quarter on an operational basis and 1.2 percent on a reported basis, including a favorable 0.4 percent effect of foreign exchange.

Worldwide sales of Vascular products increased 1.4 percent in the quarter on an operational basis and 1.9 percent on a reported basis, including a favorable 0.5 percent effect of foreign exchange.  International sales comprise approximately 65 percent of the total Vascular business and increased 3.4 percent operationally, primarily driven by sales growth of MitraClip®, Abbott’s first-in-class device for the treatment of mitral regurgitation, and double-digit growth in Endovascular products. In addition, data presented at international medical meetings continue to reinforce strong clinical results of the Absorb Bioresorbable Vascular Scaffold in a broad range of patients. In the U.S., strong sales growth in Endovascular products, including sales of the Supera® peripheral stent, was offset by a decline in drug-eluting stent (DES) sales due to a year-over-year decline in the DES market and market share.

Worldwide Diabetes Care sales decreased 10.1 percent in the quarter on an operational basis and 9.8 percent on a reported basis, including a favorable 0.3 percent effect of foreign exchange. As expected, U.S. sales continue to be impacted by CMS reimbursement reductions and market dynamics. Outside of the U.S., Abbott is driving growth in emerging markets and expects to bring its FreeStyle® Libre next-generation glucose sensing technology to Europe in the second half of 2014.

Worldwide Medical Optics sales increased 12.2 percent in the quarter on an operational and a reported basis. Sales of cataract products, which represent nearly 70 percent of Medical Optics sales, increased strong double digits, outpacing the growth of the global cataract market. This performance was driven by continued share gains of recently launched products, including TECNIS OptiBlue and TECNIS OptiBlue Preloaded IOLs in Japan and TECNIS Toric IOL in the U.S. and Japan, as well as further penetration of Abbott’s Catalys® Precision Laser System for cataract surgery. Abbott recently received CE Mark for TECNIS Symfony extended range of vision IOL, which is a new premium lens that is intended to provide patients a continuous range of vision, including far, intermediate and near distances, with reduced incidence of halo and glare.

Abbott raises its full-year 2014 earnings-per-share guidance range

Abbott is raising its full-year 2014 ongoing earnings-per-share guidance range to $2.19 to $2.29 from $2.16 to $2.26, representing double-digit growth at the mid-point of the range. This guidance includes the developed markets branded generics pharmaceuticals business.

Abbott continues to forecast net specified items for the full year 2014 of $1.03 per share. Specified items include intangible amortization expense and charges associated with cost reduction initiatives, as well as tax expense associated with a one-time repatriation of 2014 ex-U.S. earnings, partially offset by a net favorable adjustment to tax expense related to the resolution of various tax positions from previous years. The forecast for specified items excludes deal and other expenses, to be provided at a future date, related to the recently announced acquisitions and sale of the developed markets branded generics pharmaceuticals business.

Including net specified items and prior to the reclassification of the developed markets branded generics pharmaceuticals business as discontinued operations starting in the third quarter of 2014, projected earnings per share from continuing operations under Generally Accepted Accounting Principles (GAAP) would be $1.16 to $1.26 for the full year 2014.

Abbott declares 362nd quarterly dividend

On June 13, 2014, the board of directors of Abbott declared the company’s quarterly dividend of $0.22 per share. Abbott’s cash dividend is payable Aug. 15, 2014, to shareholders of record at the close of business on July 15, 2014.

Abbott is a member of the S&P 500 Dividend Aristocrats Index, which tracks companies that have annually increased their dividend for 25 consecutive years.

About Abbott

Abbott (NYSE: ABT) is a global healthcare company devoted to improving life through the development of products and technologies that span the breadth of healthcare. With a portfolio of leading, science-based offerings in diagnostics, medical devices, nutritionals and branded generic pharmaceuticals, Abbott serves people in more than 150 countries and employs approximately 69,000 people.

Visit Abbott at www.abbott.com and connect with us on Twitter at @AbbottNews.

Abbott will webcast its live second-quarter earnings conference call through its Investor Relations website at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2013, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Second Quarter Ended June 30, 2014 and 2013

(in millions, except per share data)

(unaudited)

	2Q14	2Q13	% Change
Net Sales	$5,551	$5,446	1.9

Cost of products sold, excluding amortization expense	2,506	2,545	(1.5)
Amortization of intangible assets	161	197	(18.3)
Research and development	335	363	(7.5)
Selling, general, and administrative	1,788	1,714	4.3
Total Operating Cost and Expenses	4,790	4,819	(0.6)

Operating earnings	761	627	21.2

Interest expense, net	20	23	(18.8)
Net foreign exchange (gain) loss	1	11	(92.8)
Other (income) expense, net	3	(8)	n/m
Earnings from Continuing Operations before taxes	737	601	22.7

Taxes on Earnings from Continuing Operations	277	125	n/m	1)
Earnings from Continuing Operations	460	476	(3.4)

Earnings from Discontinued Operations, net of taxes	6	—	n/m	2)

Net Earnings	$466	$476	(2.2)

Net Earnings from Continuing Operations, excluding Specified Items, as described below	$829	$724	14.6	3)

Diluted Earnings per Common Share from Continuing Operations	$0.30	$0.30	—

Diluted Earnings per Common Share from Discontinued Operations	—	—	—

Diluted Earnings per Common Share	$0.30	$0.30	—

Diluted Earnings per Common Share from Continuing Operations, excluding Specified Items, as described below	$0.54	$0.46	17.4	3)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,517	1,577

1)             Increase over prior year is driven primarily by 2014 current quarter tax expense associated with a one-time repatriation of 2014 ex-U.S. earnings, which is classified as a specified item.

2)             2014 Earnings from Discontinued Operations, net of taxes, includes a net favorable adjustment to tax expense of $6 million, primarily as a result of the resolution of various tax positions from previous years related to AbbVie operations.

3)             2014 Net Earnings from Continuing Operations, excluding Specified Items, excludes net after-tax charges of $369 million, or $0.24 per share, for intangible amortization expense, expenses associated with cost reduction initiatives, as well as current quarter tax expense associated with a one-time repatriation of 2014 ex-U.S. earnings.

2013 Net Earnings from Continuing Operations, excluding Specified Items, excludes after-tax charges of $248 million, or $0.16 per share, for intangible amortization expense, cost reduction initiatives and other costs.

NOTES:

(a)         See tables on page 11 for an explanation of certain non-GAAP financial information.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

First Half Ended June 30, 2014 and 2013

(in millions, except per share data)

(unaudited)

	1H14	1H13	% Change
Net Sales	$10,795	$10,824	(0.3)

Cost of products sold, excluding amortization expense	4,976	4,977	—
Amortization of intangible assets	335	396	(15.4)
Research and development	722	709	1.8
Selling, general, and administrative	3,550	3,500	1.4
Total Operating Cost and Expenses	9,583	9,582	—

Operating earnings	1,212	1,242	(2.5)

Interest expense, net	43	49	(14.2)
Net foreign exchange (gain) loss	3	40	(92.0)
Other (income) expense, net	6	(2)	n/m
Earnings from Continuing Operations before taxes	1,160	1,155	0.4

Taxes on Earnings from Continuing Operations	361	134	n/m	1)
Earnings from Continuing Operations	799	1,021	(21.7)

Earnings from Discontinued Operations, net of taxes	42	—	n/m	2)

Net Earnings	$841	$1,021	(17.6)

Net Earnings from Continuing Operations, excluding Specified Items, as described below	$1,470	$1,399	5.1	3)

Diluted Earnings per Common Share from Continuing Operations	$0.52	$0.64	(18.8)

Diluted Earnings per Common Share from Discontinued Operations	0.03	—	n/m

Diluted Earnings per Common Share	$0.55	$0.64	(14.1)

Diluted Earnings per Common Share from Continuing Operations, excluding Specified Items, as described below	$0.95	$0.88	8.0	3)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,532	1,582

1)             Increase over prior year is a result of specified items, including non-recurring 2013 benefits of U.S. tax law changes enacted in 2013 related to 2012 results, and 2014 year-to-date tax expense associated with a one-time repatriation of 2014 ex-U.S. earnings, offset by a net favorable adjustment to 2014 tax expense related to the resolution of various tax positions from previous years.

2)             2014 Earnings from Discontinued Operations, net of taxes, includes a net favorable adjustment to tax expense of $42 million, or $0.03 per share, as a result of the resolution of various tax positions from previous years related to AbbVie operations.

3)             2014 Net Earnings from Continuing Operations, excluding Specified Items, excludes net after-tax charges of $671 million, or $0.43 per share, for intangible amortization expense, expenses associated with cost reduction initiatives, as well as year-to-date tax expense associated with a one-time repatriation of 2014 ex-U.S. earnings, partially offset by a net favorable adjustment to tax expense related to the resolution of various tax positions from previous years.

2013 Net Earnings, excluding Specified Items, excludes after-tax charges of $481 million, or $0.31 per share, for intangible amortization expense, cost reduction initiatives and other costs. These items were partially offset by the favorable adjustment to tax expense of $103 million, or $0.07 per share, for the impact of U.S. tax law changes enacted in 2013 related to 2012 results.

NOTES:

(b)         See tables on page 12 for an explanation of certain non-GAAP financial information.

n/m = Percent change is not meaningful.

Non-GAAP Reconciliation of Financial Information

Abbott Laboratories and Subsidiaries

Non-GAAP Reconciliation of Financial Information

Second Quarter Ended June 30, 2014 and 2013

(in millions, except per share data)

(unaudited)

	2Q14
	As Reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization Expense	$161	$(161)	—
Gross Margin	2,884	188	$3,072	55.3%
R&D	335	(1)	334	6.0%
SG&A	1,788	(96)	1,692	30.5%
Other (Income) Expense, Net	3	(2)	1
Earnings from Continuing Operations before taxes	737	287	1,024
Taxes on Earnings from Continuing Operations	277	(82)	195
Net Earnings from Continuing Operations	460	369	829
Diluted Earnings per Share from Continuing Operations	$0.30	$0.24	$0.54

Specified items reflect intangible amortization expense of $161 million and other expenses, primarily associated with cost reduction initiatives of $126 million, as well as current quarter tax expense of $123 million associated with a one-time repatriation of 2014 ex-U.S. earnings.

	2Q13
	As Reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization Expense	$197	$(197)	—
Gross Margin	2,704	291	$2,995	55.0%
R&D	363	(8)	355	6.5%
SG&A	1,714	(17)	1,697	31.2%
Earnings from Continuing Operations before taxes	601	316	917
Taxes on Earnings from Continuing Operations	125	68	193
Net Earnings from Continuing Operations	476	248	724
Diluted Earnings per Share from Continuing Operations	$0.30	$0.16	$0.46

Specified items, as previously identified in Abbott’s earnings release dated July 17, 2013, reflect intangible amortization expense of $197 million and other expenses, primarily associated with cost reduction initiatives of $119 million.

Abbott Laboratories and Subsidiaries

Non-GAAP Reconciliation of Financial Information

First Half Ended June 30, 2014 and 2013

(in millions, except per share data)

(unaudited)

	1H14
	As Reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization Expense	$335	$(335)	—
Gross Margin	5,484	418	$5,902	54.7%
R&D	722	(50)	672	6.2%
SG&A	3,550	(182)	3,368	31.2%
Other (Income) Expense, Net	6	(5)	1
Earnings from Continuing Operations before taxes	1,160	655	1,815
Taxes on Earnings from Continuing Operations	361	(16)	345
Net Earnings from Continuing Operations	799	671	1,470
Diluted Earnings per Share from Continuing Operations	$0.52	$0.43	$0.95

Specified items reflect intangible amortization expense of $335 million and other expenses, primarily associated with cost reduction initiatives of $320 million, as well as year-to-date tax expense of $198 million associated with a one-time repatriation of 2014 ex-U.S. earnings, partially offset by a net favorable adjustment to tax expense of $58 million related to the resolution of various tax positions from previous years.

	1H13
	As Reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization Expense	$396	$(396)	—
Gross Margin	5,451	544	$5,995	55.4%
R&D	709	(5)	704	6.5%
SG&A	3,500	(48)	3,452	31.9%
Net Foreign Exchange (Gain) Loss	40	(15)	25
Other (Income) Expense, Net	(2)	(3)	(5)
Earnings from Continuing Operations before taxes	1,155	615	1,770
Taxes on Earnings from Continuing Operations	134	237	371
Net Earnings from Continuing Operations	1,021	378	1,399
Diluted Earnings per Share from Continuing Operations	$0.64	$0.24	$0.88

Specified items, as previously identified in Abbott’s earnings release dated July 17, 2013, reflect intangible amortization expense of $396 million and other expenses, primarily associated with cost reduction initiatives of $219 million, as well as a favorable tax expense adjustment of $103 million for the impact of U.S. tax law changes enacted in 2013 related to 2012 results.

Tax Rate Reconciliation

A reconciliation of the second-quarter tax rates for 2014 and 2013 is shown below:

	2Q14
(dollars in millions)	Pre-Tax Income 1)	Taxes on Earnings	Tax Rate
As reported (GAAP)	$737	$277	37.6%
Specified items	287	(82)		2)
Excluding specified items	$1,024	$195	19.0%

	2Q13
(dollars in millions)	Pre-Tax Income 1)	Taxes on Earnings	Tax Rate
As reported (GAAP)	$601	$125	20.8%
Specified items	316	68
Excluding specified items	$917	$193	21.0%

1)             Earnings from Continuing Operations before income taxes.

2)             Specified items include current quarter tax expense of $123 million associated with a one-time repatriation of 2014 ex-U.S. earnings.

A reconciliation of the year-to-date tax rates for 2014 and 2013 is shown below:

	1H14
(dollars in millions)	Pre-Tax Income 3)	Taxes on Earnings	Tax Rate
As reported (GAAP)	$1,160	$361	31.1%
Specified items	655	(16)		4)
Excluding specified items	$1,815	$345	19.0%

	1H13
(dollars in millions)	Pre-Tax Income 3)	Taxes on Earnings	Tax Rate
As reported (GAAP)	$1,155	$134	11.6%
Specified items	615	237		5)
Excluding specified items	$1,770	$371	21.0%

3)             Earnings from Continuing Operations before income taxes.

4)             Specified items include year-to-date tax expense of $198 million associated with a one-time repatriation of 2014 ex-U.S. earnings, partially offset by a net favorable adjustment to tax expense of $58 million related to the resolution of various tax positions from previous years.

5)            Specified items include a favorable adjustment to tax expense of $103 million for the impact of U.S. tax law changes enacted in 2013 related to 2012 results.

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